EXHIBIT 10.5

SECOND AMENDED AND RESTATED SEVERANCE AGREEMENT
This SECOND AMENDED AND RESTATED SEVERANCE AGREEMENT (this “Agreement”) is effective as of July 30, 2025 (the “Effective Date”) and made by and between Farmer Bros. Co. (the “Company”) and Jared Vitemb (the “Executive”). The Company and the Executive are referred to herein as the “Parties.”
WHEREAS, the Parties entered into an Amended and Restated Severance Agreement, dated June 30, 2023, which this Agreement will replace and supersede in its entirety, effective as of the Effective Date;
WHEREAS, the Company considers it essential to the best interests of the Company’s shareholders to attract top executives and to foster the continuous employment of key management personnel; and
WHEREAS, in order to induce the Executive to remain in the employ of the Company and in consideration of the Executive’s continued services to the Company, the Company and the Executive desire to enter into this Agreement.
NOW, THEREFORE, in consideration of the foregoing, the Parties hereby agree as follows:
1.Term of Agreement. This Agreement shall be effective as of the date hereof and shall continue in effect until the earlier of (i) the Executive’s Separation from Service and the Company’s satisfaction of all of its obligations under this Agreement, if any; or (ii) the execution of a written agreement between the Company and the Executive terminating this Agreement.
2.Definitions. As used in this Agreement:
(i)“Accrued Benefits” means the total of:
(a)any portion of Executive’s base salary earned through the date of the Executive’s Separation from Service but not yet paid;
(b)to the extent an Executive is terminated following the end of the Company’s fiscal year, but prior to the payment of any bonus under the Company’s short-term incentive plan (the short-term incentive plan shall be hereinafter referred to as the “STIP”), the STIP payment that would have been paid to Executive based on the Company’s actual financial performance for that fiscal year, with no adjustment for individual performance;
(c)a payment for Executive’s earned but unused vacation time in accordance with applicable Company policy; and
(d)reimbursements for any and all amounts advanced in connection with Executive’s employment for reasonable and necessary expenses incurred by Executive through such Separation from Service in accordance with the Company’s policies and procedures on reimbursement of expenses.
(ii)“Annual Compensation” means:

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(a)one year of base salary, at the highest base salary rate that the Executive was paid by the Company in the twelve (12) month period prior to the date of the Executive’s Separation from Service; and
(b)the amount the Executive would pay on an annual basis for COBRA continuation premiums (less required co-pay) if the Executive elected COBRA continuation coverage under the Company’s group insurance plans for Executive and Executive’s then-covered dependents, if applicable.
(iii)“Beneficial Ownership” or “Beneficially Owning” shall have the meanings ascribed to such terms in Rule 13d-3 of the General Rules and Regulations promulgated under the Exchange Act.
(iv)“Board” means the Board of Directors of the Company.
(v)“Cause” means (a) the willful and continued failure of Executive to perform Executive’s material job duties with the Company Group (other than any such failure resulting from becoming Disabled), after a written demand for substantial performance is delivered to Executive by the Company which specifically identifies the manner in which the Company believes that Executive has not substantially performed Executive’s duties and Executive has had an opportunity for thirty (30) days to cure such failure after receipt of such written demand; (b) engaging in an act (whether by act or omission) of willful misconduct, fraud, embezzlement, misappropriation or theft which results in damage to the Company Group; (c) conviction of Executive of, or Executive pleading guilty or nolo contendere to, a felony (other than a violation of a motor vehicle or moving violation law) or a misdemeanor if such misdemeanor (A) is reasonably expected to or actually causes material damage to the Company Group; or (B) involves the commission of a criminal act against the Company Group; or (d) the breach by Executive of any material provision of, or inaccuracy in any material respect of any representation made by Executive in, the Company’s policies or any agreement to which the Executive is party with the Company or its affiliates, that is not cured within 30 days of written notice from the Company setting forth with reasonable particularity such breach or inaccuracy, provided that, if such breach or inaccuracy is not capable of being cured within 30 days after receipt of such notice, Executive shall not be entitled to such cure period.
(vi)“Change in Control” means:
(a)An acquisition by any Person (as such term is defined in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof) of Beneficial Ownership of the Shares then outstanding (the “Company Shares Outstanding”) or the voting securities of the Company then outstanding entitled to vote generally in the election of directors (the “Company Voting Securities Outstanding”), if such acquisition of Beneficial Ownership results in the Person Beneficially Owning fifty percent (50%) or more of the Company Shares Outstanding or fifty percent (50%) or more of the combined voting power of the Company Voting Securities Outstanding; excluding, however, any such acquisition by a trustee or other fiduciary holding such Shares under one or more employee benefit plans maintained by the Company or any of its subsidiaries; or
(b)The approval of the stockholders of the Company of a reorganization, merger, consolidation, complete liquidation, or dissolution of the Company, the sale or disposition of all or substantially all of the assets of the Company or any similar corporate transaction (in each case referred to in this Section 2(vi)(b) as a “Corporate Transaction”), other than a Corporate Transaction that would result in the outstanding common stock of the Company immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into common stock of the surviving entity or a parent or affiliate thereof) at least fifty

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percent (50%) of the outstanding common stock of the Company or such surviving entity or parent or affiliate thereof immediately after such Corporate Transaction; provided, however, if the consummation of such Corporate Transaction is subject, at the time of such approval by stockholders, to the consent of any government or governmental agency, the Change in Control shall not occur until the obtaining of such consent (either explicitly or implicitly); or
(c)A change in the composition of the Board such that the individuals who, as of the Effective Date, constitute the Board (such Board shall be hereinafter referred to as the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, for purposes of this Section 2(vi)(c) that any individual who becomes a member of the Board subsequent to the Effective Date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; but, provided, further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act, including any successor to such Rule), or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board, shall not be so considered as a member of the Incumbent Board.
(vii)“Change in Control Period” means the period beginning on the effective date of a Change in Control and ending on the first anniversary of such date.
(viii)“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
(ix)“Code” means the Internal Revenue Code of 1986, as amended.
(x)“Company Group” means the Company and its subsidiaries collectively.
(xi)“Disabled” has the meaning set forth under applicable state or federal law, and no reasonable accommodation can be provided without undue hardship to the Company.
(xii)“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor act.
(xiii)“Good Reason” means, without the Executive’s consent: (a) a material reduction in Executive’s base salary, other than pursuant to a reduction effective outside of the Change in Control Period and applicable to all executives or employees of the Company generally; (b) a move of Executive’s primary place of work more than fifty (50) miles from its current location; or (c) a material diminution in Executive’s normal duties and responsibilities, including, but not limited to, the assignment without Executive’s consent of any diminished duties and responsibilities which are inconsistent with Executive’s positions, duties and responsibilities with the Company Group on the date of this Agreement, or a materially adverse change in Executive’s reporting responsibilities or titles as in effect on the date of this Agreement, or any removal of Executive from or any failure to re-elect Executive to any of such positions, except in connection with the termination of the Executive’s employment for Cause or upon death, the Executive becoming Disabled, voluntary resignation or other termination of employment by the Executive without Good Reason; provided that, in each case, Executive must provide at least thirty (30) days’ prior written notice of termination for Good Reason within 30 days after the occurrence of the event that Executive claims constitutes Good Reason, and the Company shall have the opportunity to cure such circumstances within thirty (30) days of receipt of such notice. For the avoidance of doubt, Good Reason shall not exist hereunder unless and until the 30-day cure period following receipt by the Company of Executive’s written notice expires and the Company

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shall not have cured such circumstances, and in such case Executive’s employment shall terminate for Good Reason on the day following expiration of such 30-day notice period.
(xiv)“Qualifying Termination” means a Separation from Service on account of a termination of employment by the Company without Cause or the Executive’s resignation for Good Reason.
(xv)“Separation from Service” or “Separates from Service” or similar terms means a termination of employment with the Company Group that the Company determines is a “separation from service” in accordance with Section 409A of the Code.
(xvi)“Shares” means shares of the common stock of the Company, par value $1.00 per share.
(xvii)“Specified Employee” means a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Code and using the identification methodology selected by the Company from time to time in accordance therewith, or if none, the default methodology set forth therein.
3.Compensation Upon a Termination by the Company Without Cause or by the Executive for Good Reason.
(i)Outside the Change in Control Period. Subject to Section 3(iii) herein, upon a Qualifying Termination that occurs outside of the Change in Control Period, the Executive will be entitled to:
(a)Accrued Benefits, which shall be paid in a lump sum payment on the first regular pay date following the Separation from Service, except for any portion of Accrued Benefits attributable to any earned STIP payment, which shall be paid on the date the STIP payment would have been made to the Executive but for the Separation from Service;
(b)an amount equal to the Executive’s Annual Compensation, which subject to Section 20(ii) below, shall be paid in regular bi-weekly installments on the Company’s regular pay dates, commencing on the first regular pay date following the Separation from Service; and
(c)an amount equal to the STIP payment Executive would have otherwise been entitled but for Executive’s Separation from Service during the year such Qualifying Termination occurs based on the Company’s actual financial performance for such fiscal year (and with no adjustment for individual performance) prorated for the period of actual employment during such fiscal year, which shall be paid on the date the STIP payment is otherwise paid to similar situated employees of the Company pursuant to the STIP, but in no event later than September 15 of the year following Executive’s Separation from Service.
(ii)During the Change in Control Period. Subject to Sections 3(iii) and 5 herein, if the Qualifying Termination occurs during the Change in Control Period:
(a)Accrued Benefits, which shall be paid in a lump sum on the first regular pay date following the Separation from Service;
(b)an amount equal to two (2) times the Executive’s Annual Compensation, which, subject to Section 20(ii), shall be paid in a lump sum within the fifteen (15) day period following the Qualifying Termination;

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(c)an amount equal to two (2) times the Executive’s annual target STIP payment for the year of the Qualifying Termination, which, subject to Section 20(ii), shall be paid in a lump sum within the fifteen (15) day period following the Qualifying Termination; and
(d)the Company shall reimburse the Executive for the reasonable costs, fees and expenses of outplacement assistance services (not to exceed twenty thousand dollars ($20,000)) provided by any bona fide outplacement agency selected by the Executive, subject to the Executive’s providing the Company with substantiation and documentation of such fees. The outplacement expenses must be incurred by the Executive no later than the December 31 of the second calendar year following the calendar year in which Executive’s termination occurs and must be paid by the Company no later than the last day of the third fiscal year following the fiscal year in which Executive’s termination occurs. In no event will the Executive be entitled to receive the cash value of the outplacement services in lieu of the outplacement services.
(iii)Payment Conditions. The Executive’s receipt of any severance payments or benefits upon the Executive’s Qualifying Termination under this Section 3 is subject to the Executive’s execution and non-revocation of a separation agreement and release of claims in a form reasonably satisfactory to the Company (the “Release”) (which must become effective and irrevocable no later than the sixtieth (60th) day following the Executive’s Qualifying Termination (the “Release Deadline”)). Notwithstanding the times of payment otherwise set forth in Section 3, the payments due under Sections 3(i)(b) and (c) and Sections 3(ii)(b) and (c) shall be made (or commence to the Executive) within fifteen (15) days following receipt by the Company of the Release properly executed (and not revoked) by the Executive. If the Release does not become effective and irrevocable by the Release Deadline, the Executive will forfeit any right to severance payments or benefits under Section 3.
4.Compensation Upon Termination as a result of Death or becoming Disabled. Subject to Section 5, if the Executive Separates from Service on account of the Executive’s death or the Executive becoming Disabled:
(i)the Executive or Executive’s estate will be entitled to Accrued Benefits, which will be payable in a lump sum on the sixtieth (60th) calendar day following such Separation from Service; and
(ii)the Executive or Executive’s estate, as applicable, will be entitled to a lump sum payment equal to twelve (12) times the full monthly cost of premiums Executive would pay in the first calendar month immediately following the calendar month that includes the Executive’s date of termination if Executive timely elected to continue coverage at the level in effect immediately prior to Executive’s Separation from Service in any Company Group group medical, dental, vision or prescription drug plans in which Executive or Executive’s eligible dependents are entitled to continue participation under COBRA or other similar applicable law for Executive (in the event of Executive becoming Disabled) and Executive’s then-covered dependents, if applicable (in the event of death or Executive becoming Disabled) payable in a lump sum on the sixtieth (60th) calendar day following such Separation from Service.
5.Parachute Payments. If the Board determines, in its sole discretion, that Section 280G of the Code applies to any compensation or benefits payable to the Executive, then the provisions of this Section 5 shall apply to such compensation or benefits, as applicable. If any payments or benefits to which the Executive is entitled from the Company, any affiliate, any successor to the Company or an affiliate, or any trusts established by any of the foregoing by reason of, or in connection with, any transaction that occurs after the date hereof (collectively, the “Payments,” which shall include, without limitation, the vesting of any equity awards or other non- cash benefit or property) are, alone or in the aggregate, more likely than not, if paid or delivered to the Executive, to be subject to the tax imposed by Section 4999 of the Code or any successor

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provisions to that section, then the Payments (beginning with any Payment to be paid in cash hereunder), shall be either (i) reduced (but not below zero) so that the present value of such total Payments received by the Executive will be one dollar less than three times the Executive’s “base amount” (as defined in Section 280G(b)(3) of the Code) and so that no portion of such Payments received by the Executive shall be subject to the excise tax imposed by Section 4999 of the Code, or (ii) paid in full, whichever of (i) or (ii) produces the better net after tax position to the Executive (taking into account any applicable excise tax under Section 4999 of the Code and any other applicable taxes). The determination as to whether any Payments are more likely than not to be subject to taxes under Section 4999 of the Code and as to whether reduction or payment in full of the amount of the Payments provided hereunder results in the better net after tax position to the Executive shall be made by the Board in good faith, which, if reasonably necessary, will include making such determination based on advice from an independent public accounting firm with a national reputation in the United States.
6.No Mitigation. The Executive shall not be required to mitigate the amount of any payment provided herein by seeking other employment or otherwise, nor shall the amount of such payment be reduced by reason of compensation or other income the Executive receives for services rendered after the Executive’s Separation from Service from the Company.
7.Exclusive Remedy. In the event of the Executive’s Separation from Service, this Agreement is intended to be and is exclusive and in lieu of any other rights or remedies to which the Executive or the Company may otherwise be entitled (including any contrary provisions in any employment agreement the Executive may have with the Company), whether at law, tort or contract, in equity, or under this Agreement.
8.Company’s Successors. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, to expressly assume and agree to perform the obligations under this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. As used in this Section 8, Company includes any successor to its business or assets as aforesaid which executes and delivers this Agreement or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.
9.Notice. All notices, demands and other communications required or permitted hereunder or designated to be given with respect to the rights or interests covered by this Agreement shall be deemed to have been properly given or delivered when delivered personally or sent by certified or registered mail, return receipt requested, U.S. mail or reputable overnight carrier, with full postage prepaid and addressed to the Parties as follows:
If to the Company, at:
14501 N. FWY
Fort Worth, Texas 76177
Attention: General Counsel
If to Executive, at:
Executive’s last known address reflected on the payroll records of the Company
The Company may change the above designated address by notice to the Executive. The Executive will maintain a current address with the payroll records of the Company.

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10.Amendment. No provisions of this Agreement may be amended, modified, waived or discharged unless the Executive and the Company agree to such amendment, modification, waiver or discharge in writing.
11.Sole Agreement. This Agreement represents the entire agreement between the Executive and the Company with respect to the matters set forth herein and supersedes and replaces any prior agreements in their entirety. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter of this Agreement will be made by either party which are not set forth expressly herein. No future agreement between the Executive and the Company may supersede this Agreement, unless it is in writing and specifically makes reference to this Section 11.
12.Funding. This Agreement shall be unfunded. Any payment made under the Agreement shall be made from the Company’s general assets.
13.Waiver. No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.
14.Headings. All captions and section headings used in this Agreement are for convenience purposes only and do not form a part of this Agreement.
15.Severability. In the event that one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.
16.No Employment Contract. Nothing contained in this Agreement shall confer upon the Executive any right to be employed or remain employed by the Company Group, nor limit or affect in any manner the right of the Company Group to terminate the employment or adjust the compensation of the Executive.
17.Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.
18. Governing Law. This Agreement shall be governed by and construed in accordance with the internal substantive laws of the State of Delaware, without giving effect to any principle of law that would result in the application of the law of any other jurisdiction.
19.Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.
20.Code Section 409A.
(i) General. The Agreement and any amounts payable or benefits that may be provided hereunder are intended to either comply with, or be exempt from, the requirements of Code Section 409A. To the extent that this Agreement and any amounts payable or benefits that may be provided hereunder are not exempt from the requirements of Code Section 409A, this Agreement is intended to comply with the requirements of Code Section 409A and shall be limited, construed and interpreted in accordance with such intent.
(ii)Separation from Service; Specified Employees; Separate Payments. A termination of employment shall not be deemed to have occurred for purposes of any provision of this

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Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a Separation from Service. For the avoidance of doubt, none of Executive’s compensation is earned or attributable to services in the capacity as a director of the Company but is attributable only to services as an employee. If the Executive is deemed on the date of termination to be a Specified Employee, then to the extent any payment or benefit hereunder (after taking into account all exclusions applicable thereto under Code Section 409A) is “nonqualified deferred compensation” subject to Code Section 409A, then such payment shall be delayed and not be made prior to the earlier of (a) the six-month anniversary of the date of such Separation from Service and (b) the date of the Executive’s death (the “Delay Period”). All payments delayed pursuant to this Section 20(ii) (whether they would have otherwise been payable in a single lump sum or in installments in the absence of such delay) shall be paid to the Executive in a single lump sum on the first payroll date on or following the first day following the expiration of the Delay Period, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. Each payment made under this Agreement will be treated as a separate payment for purposes of Code Section 409A and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments.
[SIGNATURES FOLLOW]

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IN WITNESS WHEREOF, this Agreement is executed effective as of the date first set forth above.

Farmer Bros. Co.
By:	/s/ John Moore
Name:	John Moore
Title:	President and Chief Executive Officer

Executive
By:	/s/ Jared Vitemb
Name:	Jared Vitemb
Title:	Vice President, General Counsel, Chief Compliance Officer and Secretary

Signature Page to Amended and Restated Severance Agreement